Exhibit 99.1
Hertz Global Holdings, Inc. Names Kenny K. Cheung CFO

ESTERO, Fla., September 28, 2020 – Hertz Global Holdings, Inc. (NYSE: HTZ) (the “Company” or “Hertz”) a global leader in car rental, today announced that Kenny K. Cheung, recently promoted to Executive Vice President of Finance, Chief Operational Finance and Restructuring Officer, assumed the role of Chief Financial Officer, effective September 24, 2020. He succeeds R. Eric Esper, who has resigned to pursue a new opportunity and will remain with Hertz as Chief Accounting Officer until November 1, 2020, to assist in the transition of those responsibilities.
Previously, Mr. Cheung served as Senior Vice President of Global Financial Planning & Analysis and Chief Financial Officer of North America at Hertz. He joined the Company in December 2018. Prior to that, he held financial leadership roles with Nielsen Holdings, PLC, most recently as Global Chief Audit Executive, and prior to that as a regional Chief Operating Officer after serving as regional Chief Financial Officer. Prior to Nielsen, Mr. Cheung worked for General Electric in various roles across Supply Chain, Operations, and Financial Planning & Analysis.
Paul Stone, CEO of Hertz said, “Kenny has developed a deep understanding of our business and we’re pleased that he is stepping into this role and expanding his financial leadership responsibilities at this important time as we continue taking steps to best position Hertz for the future.”
About Hertz

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Product and service initiatives such as Hertz Gold Plus Rewards, Ultimate Choice, Carfirmations, Mobile Wi-Fi and unique vehicles offered through its specialty collections set Hertz apart from the competition. Additionally, The Hertz Corporation owns the vehicle leasing and fleet management leader Donlen Corporation, operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales. For more information about The Hertz Corporation, visit: www.hertz.com.

Contact:	Hertz Media Relations
mediarelations@hertz.com